UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐    Preliminary Proxy Statement
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☒   Definitive Proxy Statement
☐    Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

MEDIS TECHNOLOGIES LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MEDIS TECHNOLOGIES LTD.

______________________

Notice of 2008 Annual Meeting of Stockholders
To be Held on July 17, 2008
______________________

To the Stockholders of Medis Technologies Ltd.:

The 2008 Annual Meeting of Stockholders of Medis Technologies Ltd. will be held at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York 10020, on Thursday, July 17, 2008 at 10:00 a.m., local time, for the following purposes:

1. To elect 10 directors to serve for a term of one year.

2. To consider and vote upon a proposal to amend our 2007 Equity Incentive Plan to increase the number of shares of common stock available for grant thereunder from 1,000,000 to 1,500,000.

3. To ratify the selection of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ended December 31, 2008.

4. To transact such other business as may properly come before the annual meeting.

The record date for determining stockholders entitled to vote at the annual meeting is the close of business on June 4, 2008. Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy and promptly return it in the pre-addressed envelope provided for that purpose. Any stockholder may revoke his or her proxy at any time before the annual meeting by giving written notice to such effect, by submitting a subsequently dated proxy or by attending the annual meeting and voting in person.

Robert K. Lifton,
Secretary

New York, New York
June 16, 2008

MEDIS TECHNOLOGIES LTD.
805 Third Avenue
New York, New York  10022

______________________

PROXY STATEMENT
______________________

Questions and Answers Regarding This Proxy Statement

Why are you receiving these materials?  We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our 2008 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. (When we use the terms “we,” “us,” “our,” “Medis” and “the Company,” we are referring to Medis Technologies Ltd.) You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

When is the annual meeting and where will it be located?  The meeting will take place on Thursday, July 17, 2008, at 10:00 a.m., local time, at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York 10020.

Who is soliciting your proxy?  The proxy solicitation is being made by the Board of Directors of Medis. Proxies may also be solicited by our officers and employees, but such persons will not be specifically compensated for such services.

When will the proxy statement be mailed to stockholders?  We intend to mail this proxy statement and accompanying proxy card on or about June 16, 2008 to all stockholders of record entitled to vote at the Annual Meeting.

What is the record date and who may attend the Annual Meeting?  Our board of directors has selected the close of business on June 4, 2008 as the record date for determining the stockholders of record who are entitled to attend and vote at the Annual Meeting. This means that all stockholders of record at the close of business on June 4, 2008 may vote their shares of common stock at the Annual Meeting. If your shares are held through a broker and you would like to attend, please bring a copy of your brokerage account statement reflecting your ownership of our shares on the record date or an omnibus proxy (which you can get from your broker) and we will permit you to attend the Annual Meeting.

Who is paying for the solicitation of proxies?  We will pay all expenses of preparing and soliciting proxies. We may also reimburse brokerage houses, nominees, custodians and fiduciaries for expenses in forwarding proxy materials to the beneficial owners of shares of our common stock held of record.

Who may vote at the Annual Meeting?  If you are a holder of common stock as of the close of business on the record date, you will have one vote for each share of common stock that you hold on each matter that is presented for action at the Annual Meeting. If you have common stock that is registered in the name of a broker, your broker will forward your proxy materials and will vote your shares as you indicate. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account.

How do you vote?  Sign and date each proxy card you receive and return it in the prepaid envelope. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his or her proxy, whether he or she votes by mail or the Internet, at any time before the annual meeting by written notice to such effect received by us at the address set forth above, attn: corporate secretary, by delivery of a subsequently dated proxy or by attending the annual meeting and voting in person.

How will your shares be voted?  All properly completed and unrevoked proxies that are received prior to the close of voting at the annual meeting will be voted in accordance with the instructions made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement.

Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting and will have the same effect as a vote AGAINST each of such proposals. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. A broker non-vote will have no effect on the outcome of any of the proposals presented at the Annual Meeting.

Is your vote confidential?  Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to the transfer agent and are handled in a manner that protects your voting privacy. Your vote will not be disclosed except as needed to permit the transfer agent to tabulate and certify the vote and as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential, unless you ask that your name be disclosed.

What constitutes a quorum?  The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions, and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the annual meeting shall be adjourned.

As of the close of business on April 22, 2008, 37,946,069 shares of common stock were issued and outstanding. We do not expect such amount to be materially different on the record date. The common stock is our only class of securities entitled to vote, each share being entitled to one non-cumulative vote.

How many votes are needed to approve each proposal?  Directors will be elected by a plurality of the votes of the shares of our common stock that are present in person or by proxy at the annual meeting. The approval of the measures to amend our 2007 Equity Incentive Plan and to ratify our independent auditors requires the affirmative vote of the holders of a majority of the voting power of our common stock that are present in person or by proxy at the annual meeting.

How can you find out the results of the voting at the Annual Meeting?  Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10−Q.

Will other matters be voted on at the Annual Meeting?  We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, you will elect ten individuals to our Board of Directors. Each director will hold office until the next annual meeting and until his respective successor is elected and qualified. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by our Board of Directors. Each nominee is currently a member of our Board of Directors.

Information Concerning Nominees

Name	Age	Director Since	Principal Occupation and Business Experience During the Past Five Years

Robert K. Lifton	80	1992
Our Chairman of the Board, Chief Executive Officer and Secretary since inception. Mr. Lifton is a director and member of the executive and investment committees of Bank Leumi USA. He also is an officer and director of a number of privately held companies. From 1988 to 1994, he was President of the American Jewish Congress and is the founding Chairman and Chairman Emeritus of the Israel Policy Forum. From 1994 to 2007 he had served as co-chairman of the U.S. Middle East Project of the Council on Foreign Relations. In 1983, he was a founder of Preferred Health Care Ltd. and served as its President. In 1961, he co-founded with Mr. Weingrow the Transcontinental Investing Corporation, serving as its President until 1968, when it was listed on the New York Stock Exchange, and then Chairman of the Board until its merger in 1972. Mr. Lifton was an associate attorney with the law firm of Kaye, Scholer, Fierman, Hays and Handler in 1955 and 1956, after receiving a law degree from Yale Law School and being admitted to the New York Bar, and has taught at Yale and Columbia law schools. Mr. Lifton has written extensively on business and political matters.

Howard Weingrow	85	1992
Our Deputy Chairman and Chief Operating Officer since April 2006 and Treasurer since our inception. From our inception until April 2006, he was our President. Mr. Weingrow is a trustee of the Children’s Medical Fund and the North Shore-Long Island Jewish Health System. He also is an officer and director of a number of privately held companies. Mr. Weingrow is the founder of the Weingrow Family Children’s Urology Research Laboratory and the Center for Childhood Asthma of Long Island Jewish Hospital as well as the founder of the Weingrow Collection of Avant Garde Art and Literature and the Weingrow Family Endowed Scholarship at Hofstra University. In 1985, Mr. Weingrow was the recipient of the Hofstra University Presidential Medal and was in 2004 the recipient of a degree of Doctor of Humane Letters, Honoris Causa from Hofstra. He was a trustee until 2002 and founding Treasurer of the Nassau County Museum of Art. He was Chairman and a director of Mercury Paging & Communications, Inc. from 1995 until its sale in 1997. In 1983, he was a founder of Preferred Health Care Ltd. and served on its Board of Directors. In 1961, he co-founded, with Mr. Lifton, Transcontinental Investing Corporation, serving as its Executive Vice President until 1968 and then President until its merger in 1972. Mr. Weingrow served as Treasurer of the Democratic National Committee in 1971 and 1972 and as deputy finance chairman of the Carter for President campaigns in 1976 and 1980. In 1977, Mr. Weingrow was appointed Financial Consultant to the Government and to the Prime Minister of Granada.

Jacob S. Weiss	55	1997
Our President since April 2006 and our Senior Vice President–Business Development from August 2000 until April 2006. Mr. Weiss was also a consultant to More Energy Ltd., an indirect subsidiary of ours which owns our fuel cell technology, from July 2002 to December 2007, and was engaged by us as a consultant from November 1999 through August 2000. Mr. Weiss served as the Corporate Vice President and General Counsel to Israel Aerospace Industries Ltd. (formerly Israel Aircraft Industries Ltd.), our largest stockholder, from 1996 to 2000. Prior to that, he was Deputy General Counsel–International Division of Israel Aerospace. Mr. Weiss was the Chief Executive Officer until December 2001 of ImageSat International, a company established by Israel Aerospace to commercialize its remote sensing satellite technology. Mr. Weiss is also the Chairman of the Board of Directors of Cell Kinetics, our indirect, majority owned subsidiary listed on the OTC Bulletin Board.

Amos Eiran	71	1997
Mr. Eiran serves as the Chairman of Biolight, a publicly traded company in the Tel Aviv Stock Exchange active in development of pharmaceuticals, clinical treatment technology and medical diagnostics, since December 2005. He also serves as Chairman of the Investments Committee of Clal Insurance Group, an Israeli insurance company. Since September 2004, Mr. Eiran has been Chairman and Chief Executive Officer of Tissera Inc., a biotechnology company involved in research and development in the field of tissue transplants. He also serves as a director of Deleck Oil Exploration. He served as Chairman of Atudot, a major Israeli pension fund, until April 2006. Through the summer of 2002, Mr. Eiran served as the Chairman of the Industrial Cooperation Authority, the agency in charge of the buy-back and offset programs of the State of Israel, for seven years. Mr. Eiran was Director General of the Prime Minister’s office during Yitzhak Rabin’s first term as Prime Minister. Prior to that, he was Director General and Chairman of Mivtahim, the largest pension fund in Israel.

Zeev Nahmoni	67	1997
Mr. Nahmoni serves as the Chairman & C.E.O. of EMIT, an Israeli company that develops and produces unmanned air vehicles, since August 2006. He was the Chief Executive Officer and Co-Chairman of Petrus Business Development and Marketing from December 2003 to August 2006. During 2004, he was the Chief Executive Officer of Cellot Inc., a start-up company seeking to develop electronic chips for digital applications. He retired in June 2003 from the position of Vice President of Marketing and Business Development of Israel Aircraft Industries International in the U.S. and Canada, which he had held since 2002. Prior to that, he was the Vice President and General Manager of the Electronics Group of Israel Aerospace from 1997 and the Deputy General Manager of the Electronics Group of Israel Aerospace from 1995 to 1997. Prior to that, he was the General Manager of the Tamam Division of the Electronics Group of Israel Aerospace from 1992 to 1995.

Jacob E. Goldman	86	2000
Dr. Goldman has been Chairman of the Board and a consultant to Umbanet, Inc., a company developing software for securing e-mail messages, since April 2000. From 1996 to 1999, he was a consultant to Oxbridge Inc., an investment banking firm. From 1977 to the present, Dr. Goldman has served on the Board of Directors and as a member of the executive committee of Bank Leumi USA. From 1983 to 1994, he founded and served as Chairman and Chief Executive Officer of Softstrip, Inc. From 1968 to 1983, he served as Senior Vice President and Chief Technical Officer of Xerox Corporation where he founded and presided over its Palo Alto Research Center (PARC). Between 1955 and 1968, he served as director of Ford Motor Company’s scientific research laboratory. Dr. Goldman has previously served on boards of various corporations and institutions, including Xerox, GAF, Inc., General Instrument Corporation, Lex Services PLC, Peerlogic Inc. and United Brands, and was President of the American Technion Society. Dr. Goldman is a member of the Board and Chairman of the governance committee of eMAGIN Corporation, a company that develops and markets Organic Light Emitting Diodes (OLED) electronic devices, which represents a new technology for information displays. Dr. Goldman is a member of the executive committee of The Marconi Society, an organization that honors significant contributions to the field of wireless communication. Dr. Goldman, a physicist, directed extensive research programs on energy conversion devices and the use of fuel cells in transportation. He received the Proctor Award of The American Association for the Advancement of Science and the Research Society of America for distinguished contributions to science and the management of basic scientific and applied research. Dr. Goldman is a member of our Audit Committee and Compensation Committee.

Philip Weisser	80	2003
Mr. Weisser was the founder in 1956 and is the President of Philip Weisser, CPA, P.C. which, since 1992, provides consulting services (business, tax and investment advisory). He is a Certified Public Accountant and an Accredited Estate Planner. Throughout Mr. Weisser’s career, he has been active in the New York State Society of CPAs, lecturing, writing articles and chairing committees. Mr. Weisser began his career at Haskins & Sells, auditing public corporations. He is currently an honorary member of the Board of Trustees of the Jewish Child Care Association of New York, having previously been an active member for twenty five years. Mr. Weisser has a BBA degree in accounting from The College of the City of New York and an M.S. degree in management from Columbia University.

Mitchell H. Freeman	58	2004
Mr. Freeman is a consultant and private investor focused on strategic financial advisory activities, business development and capital raising opportunities. From January 2003 to September 2005, he was Chief Executive Officer of Freeman Meyer and Associates, LLC, a financial advisory and consulting firm specializing in business development, turnarounds, strategic financial advisory assignments and capital investment projects. In February 1994, Mr. Freeman founded Interactive Ventures Incorporated, a value added reseller of interactive voice response systems to the regional shopping center industry, and served as its Chief Executive Officer until the sale of the business in February 2001. He was also a founding director and shareholder of a major central station alarm company providing high level security to commercial businesses in New York City, a business that was sold in 1997. Mr. Freeman has served in other senior level investment banking and management positions, primarily in investment banking and real estate, at Fuji-Wolfensohn Inc., a joint venture between James D. Wolfensohn, Inc., an international investment banking firm, and Fuji Bank; Corporate Property Investors; Lazard Realty Inc. (a subsidiary of Lazard Freres & Co. LLC); and J.P. Morgan Investment Management Inc. Mr. Freeman is a founding member and Chairman of the Board of Replications Inc., a not-for-profit education organization committed to replicating successful public schools in new environments. He received a Masters degree in Business Administration from Columbia University and holds a B.A. from George Washington University. Mr. Freeman is Chairman of our Audit Committee and a member of our Compensation Committee, and is also a member of the Board of Directors of Cell Kinetics Ltd.

Steve M. Barnett	66	2004
Mr. Barnett is an investor in and advisor on improving operations to senior management of public and private marketing, manufacturing and distribution companies. For more than two decades, Mr. Barnett has been President and Chairman of CDC, Inc. whose principal focus has been the acquisition and management of eight mid-sized manufacturing and distribution companies. Since April 2000, Mr. Barnett has served on the Board of Directors and as Chairman of the Audit Committee of UCN, Inc., a public network application provider specializing in hosted automated call distribution and performance management software services, including a wide range of long distance, data transmission and related communication services. Mr. Barnett has also served on the Board and as an advisor to senior management of Grayhill, Inc., a manufacturer of electrical systems since 1993, and Joseph Freed & Associates, a national real estate development company, since 1998. He has served as Vice-Chairman of the Board and Director of Chicago’s Jewish Federation since 1997, and as a member of the Board of Governors for the Reconstructionist Rabbinical College since 2003. Mr. Barnett graduated from the University of Chicago Law School with a Doctor of Jurisprudence degree. Mr. Barnett is Chairman of our Compensation Committee.

Daniel A. Luchansky	48	2007
Mr. Luchansky has been President and CEO of DCL Holdings LLC, a privately held alternative energy start-up focusing on the solar power and renewable energy industries, since 2006. Mr. Luchansky has spent the past twenty-five years as an investment professional involved in all aspects of asset management including credit and equity analysis, as well as trading and portfolio management in a broad range of asset classes. From 1986 to 2006, Mr. Luchansky served in various capacities with Merrill Lynch Investment Managers and its successor, BlackRock, Inc., most recently as a Director in charge of convertible investing for the Americas Fixed Income Division. In this capacity, Mr. Luchansky was responsible for making primary and secondary market investments in both public and private companies issuing convertible securities, with holdings in excess of $650 million. Concurrently, Mr. Luchansky served as the senior analyst covering the Oil and Gas and Alternative Energy sectors, with holdings in excess of $750 million. Previously, Mr. Luchansky was Senior Portfolio Manager for the Merrill Lynch Convertible Fund, ML Convertible Holdings, the Global Convertible Fund, and the offshore Convertible Securities Portfolio. He also served as co-manager of the Merrill Lynch World Income Fund. He was responsible for initiating the first convertible arbitrage program in several public mutual funds within the Merrill Lynch Investment Managers complex in the early 1990’s. Also during this period, Mr. Luchansky was instrumental in representing and protecting stakeholders interests in several highly visible negotiations notably with Emmis Communications, Wyndham International, Energy Corporation of America, Benton Oil & Gas, and Alliant Computer. Mr. Luchansky was instrumental in the financing which founded Allied Waste Industries, a leading pollution control company in 1993. Prior to joining Merrill Lynch, Mr. Luchansky was an Investment Officer, equity analyst and credit analyst for First Fidelity Bank, a predecessor of Wachovia Bank, including acting as co-manager of The Value Fund, a private equity fund affiliated with First Fidelity Bank. Mr. Luchansky received his MBA from Monmouth University and his B.S. from Kean University.  Mr. Luchansky is a member of our Audit Committee and is also a member of the Board of Directors of Cell Kinetics Ltd.

Our Board of Directors unanimously recommends that you vote FOR the election of the nominees listed above.

Identification of Executive Officers
(Excludes executive officers who are also directors)

Name	Age	Principal Occupation and Business Experience During the Past Five Years

Israel Fisher	60
Our Senior Vice President-Finance since February 2004, and was our Vice President-Finance from June 2000 until February 2004. Mr. Fisher has been Vice President-Finance and Secretary of Medis El since its inception in 1992 and is also Vice President-Finance of More Energy. Mr. Fisher is also the Chief Financial Officer of Cell Kinetics Ltd. From 1990 to 1992, he served as the Deputy Manager of Israel Aerospace for financial planning and credit management. From 1987 to 1990, he served as the Deputy Finance Manager of the Tamam Plant of the Electronics Division of Israel Aerospace. He has a MBA from the University of Tel Aviv and two BA degrees from Bar-Ilan University; one in accounting and the other in Economics and Business Administration.

Identification of Key Employee

Name	Age	Principal Occupation and Business Experience During the Past Five Years

Gennadi Finkelshtain	48
A director of More Energy Ltd., its General Manager since October 2000 and its Director of Research and Development from its establishment in 1998 to October 2000. He has also been our Chief Technical Officer-New Energies since 2002. From 1996 to 1998, he served as Production Manager at Limat electrochemical company in Israel. Following his immigration to Israel in 1990, he was employed, among other employers, by Homesh Contractors where he managed and installed systems at Hadera power station in Israel. Prior to this, from 1984 to 1989, he was the Chief Project Engineer at the Leningrad Technological Institute of Building Materials, being responsible for planning, installing, setting up and running various types of energy systems and production lines. Mr. Finkelshtain received his BS degree in power engineering from Leningrad Technological Institute of Pulp and Paper Industries in 1981. Mr. Finkelshtain has been included in “Who’s Who in the World” for his innovations in the field of fuel cell technology for portable electronic applications and has been granted several patents related to fuel cell technology, which patents have been assigned to us.

Board of Directors and Committees of the Board of Directors

Our business is managed under the direction of our Board of Directors. The board consists of a single class of directors who are elected for a term of one year, such term beginning and ending at each annual meeting of stockholders.

Compensation Committee.  On March 10, 2005, our Board of Directors authorized the formation of a Compensation Committee charged with reviewing and recommending to the board compensation programs for our executive officers, to consist of independent members of our board. On August 2, 2005 our Board of Directors appointed Steve M. Barnett, Mitchell H. Freeman and Jacob E. Goldman to our Compensation Committee. Our Compensation Committee is responsible for evaluating, recommending and approving the compensation of our executive officers and directors, including compensation in the form of options and other equity and non-equity based incentives. Our Board of Directors has determined that each member of our Compensation Committee meets the Nasdaq Marketplace Rule definition of “independent” for compensation committee purposes. Each of the members of the Compensation Committee is an “outside director” under 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Our Compensation Committee operates under a written charter, which is available to our securityholders on our website at www.medistechnologies.com. Information on our website is not part of this proxy statement. Shareholders may also request a copy of the charter by contacting us, care of the Corporate Secretary, at our principal office.

Audit Committee.  Our Audit Committee consists of Mitchell H. Freeman, Chairman, Jacob E. Goldman and Daniel A. Luchansky. In October 2005, Mr. Freeman succeeded Phillip Weisser as the Chairman of the Audit Committee and continues to serve in that capacity. Mr. Weisser resigned from our Audit Committee in July 2007 and continues to serve on our Board of Directors. Our Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes. The committee operates under a written charter, which is available to our securityholders on our website at www.medistechnologies.com. Shareholders may also request a copy of the charter by contacting us, care of the Corporate Secretary, at our principal office. Our Board of Directors has also determined that Mr. Freeman meets the SEC definition of an “audit committee financial expert.” As more fully described in its charter, the functions of the Audit Committee include the following:

•	appointment of independent auditors, determination of their compensation and oversight of their work;

•	review the arrangements for and scope of the audit by independent auditors;

•	review the independence of the independent auditors;

•	consider the adequacy and effectiveness of the internal controls over financial reporting;

•	pre-approve audit and non-audit services;

•	establish procedures regarding complaints relating to accounting, internal accounting controls, or auditing matters;

•	review and approve any related party transactions; and

•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters.

Our Audit Committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of our Board of Directors or any of our officers.

Meetings of the Board of Directors and Committees

During our fiscal year ended December 31, 2007, our Board of Directors held five meetings and took action by unanimous written consent on ten occasions. Furthermore, our independent directors took action by unanimous written consent on one occasion, our Audit Committee held five meetings and took action by unanimous written consent on seventeen occasions and our Compensation Committee held six meetings and took action by unanimous written consent on one occasion. Each director attended all of the meetings of our Board of Directors and all of the meetings held by committees on which such director served.

Independence of Majority of Board of Directors

Our Board of Directors has determined that each of our non-employee directors (Messrs. Eiran, Nahmoni, Weisser, Goldman, Freeman, Barnett and Luchansky), who collectively constitute a majority of our Board of Directors, meets the general independence criteria set forth in the Nasdaq Marketplace Rules.

Director Nominations and Qualifications

Our Board of Directors has determined that given there have historically been very few vacancies on the board, director nominees could be selected, or recommended for our board’s selection, by a majority of independent directors voting alone. As such, the board has no nominating committee. The board does not currently have a charter with regard to the nomination process. The nominations of the directors standing for election at the 2008 annual meeting were recommended for our board’s determination by our independent directors and unanimously approved by our Board of Directors.

Historically, we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would be unduly burdensome. Consequently, at this time, we do not have a formal policy with regard to the consideration of any director nominees recommended by our stockholders. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by board members, management or other parties are evaluated. Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for board membership and should be addressed to: Howard Weingrow, Deputy Chairman and Chief Operating Officer, Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, our independent directors and Board of Directors as a whole considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Code of Conduct

Our Board of Directors unanimously adopted a Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer and our other employees and employees of our subsidiaries. We have made the Code of Conduct available on our website at www.medistechnologies.com under “Investor Relations.”  Shareholders may also request, without charge, a copy of the Code of Conduct by contacting us, care of the Corporate Secretary, at our principal office.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both telephone and email, on our website under the heading “Contact Us.” By following the “Contact Us” link, a stockholder will be given access to our telephone number and mailing address, as well as links for providing email correspondence both to us and to our investor relations group. Communications specifically marked as a communication for our Board of Directors will be forwarded to the board or specific members of the board as directed in the stockholder communication. In addition, communications sent directly to us via telephone, facsimile or email for our Board of Directors will be forwarded to the board by an officer.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings. Six of the ten members of our Board of Directors in 2007 attended our 2007 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

Steve Barnett, Mitchell Freeman and Jacob Goldman served as members of our Compensation Committee in 2007 and continue to serve in that capacity. None of the persons who served on our Compensation Committee are, or have been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act except as described in this proxy statement. In addition, none of our executive officers serves, or has served during 2007, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board of Directors, other than Jacob Weiss, who is both our President as well as Chairman of Cell Kinetics Ltd. Furthermore, Mitchell Freeman and Daniel Luchansky are directors of both Medis and Cell Kinetics Ltd., and one or both may be considered by the Board of Directors of Cell Kinetics for a position on its compensation committee.

Section 16(a) Beneficial Ownership of Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such common stock with the Securities and Exchange Commission, and to file copies of such reports with us. Based solely upon a review of the copies of such reports filed with us, we believe that during 2007 such reporting persons complied with the filing requirements of Section 16(a), with the exception of a filing in respect of the award in August 2007 of stock options to Jacob S. Weiss, which filing was inadvertently made late.

REPORT OF THE AUDIT COMMITTEE

The committee has adopted a written charter that has been approved by the Company’s Board of Directors.  A copy of the charter is available to our securityholders on our website at www.medistechnologies.com.

Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The independent auditors are responsible for auditing those financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The committee’s responsibility is to oversee the financial reporting process on behalf of the Board of Directors and to report the result of their activities to the Board of Directors.

The committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee’s charter. To carry out its responsibilities, the committee met five times and acted seventeen times by unanimous written consent.

In overseeing the preparation of the Company’s financial statements, the committee met with both the Company’s management and its independent registered public accounting firm to review and discuss its audited financial statements prior to their issuance and to discuss significant accounting issues, including its judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Company’s management advised the committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the committee discussed the statements with both management and independent auditors. The committee also met in executive session with the Company’s independent auditors. The committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations and laws, including the Sarbanes-Oxley Act of 2002.

The committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

With respect to the Company’s independent registered public accounting firm, the committee, among other things, discussed with Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, matters relating to its independence, including the disclosures made to the committee as required by the Independence Standards Board Standard No. 1 (Discussions with Audit Committee) and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

On the basis of these reviews and discussions, the committee recommended to the Company’s Board of Directors, and the board has approved, the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

April 18, 2008	Audit Committee of the Board of Directors

Mitchell H. Freeman, Chairman
Jacob E. Goldman
Daniel A. Luchansky

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of April 22, 2008 by:

•	all those known by us to be beneficial owners of five percent or more of our common stock;
•	each of our directors;
•	each of our executive officers named in the summary compensation table elsewhere in this proxy statement; and
•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of April 22, 2008. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Additionally, unless otherwise indicated, the address of each beneficial holder of our common stock is our corporate address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Ownership Percentage

Israel Aerospace Industries Ltd.(1)	5,516,457	14.5
BlackRock, Inc.(2)	5,396,647	14.2
Invesco Ltd.(3)	2,603,696	6.9
CVF, LLC(4)	2,317,959	6.1
Robert K. Lifton(5)	4,326,344	11.4
Howard Weingrow(6)	3,615,316	9.5
Jacob S. Weiss(7)	185,000	*
Israel Fisher(8)	65,000	*
Amos Eiran(8)	14,000	*
Jacob E. Goldman(9)	62,198	*
Zeev Nahmoni(10)	16,746	*
Philip Weisser(11)	209,888	*
Mitchell H. Freeman(8)	43,500	*
Steve M. Barnett(12)	55,000	*
Daniel A. Luchansky(8)	10,000	*
All directors and executive officers as a group (11 persons)(13)	7,384,251	19.1
__________________
* Represents beneficial ownership of less than 1%.

(1)	Voting control of Israel Aerospace is held by the State of Israel. Israel Aerospace’s address is Ben Gurion International Airport, Tel Aviv 70100, Israel.

(2)
Based on a Schedule 13G filed with the SEC on February 8, 2007, which BlackRock, Inc. (“Blackrock”) filed on behalf of itself and its investment advisory subsidiaries, the following investment advisory subsidiaries of BlackRock hold certain shares of our common stock: BlackRock Advisors LLC; BlackRock Investment Management LLC; BlackRock (Channel Islands) Ltd.; and BlackRock Investment Management UK Ltd. BlackRock’s address is 40 East 52nd Street, New York, New York 10022.

(3)
Based on a Schedule 13G filed with the SEC on February 14, 2008, which Invesco Ltd. (“Invesco”) filed on behalf of itself and its subsidiaries, the following subsidiaries of Invesco hold certain shares of our common stock: PowerShares Capital Management LLC; and PowerShares Capital Management Ireland Ltd. Invesco’s address is 1360 Peachtree Street NE, Atlanta, Georgia 30309.

(4)
Based on a Schedule 13D filed with the SEC on September 2, 2003, a Form 4 filed with the SEC on November 17, 2003 and other information known to us, CVF, LLC, Richard C. Goodman, Longview Management Group, LLC, James A. Star, The Edward Memorial Trust and Geoffrey F. Grossman, not individually, but as trustee of The Edward Memorial Trust, have shared voting power and shared dispositive power of such shares of common stock. These shares are held of record by CVF. Based on such filings:

•	Richard C. Goodman is the Executive Manager of CVF.
•	Longview Management Group, LLC manages investment accounts for CVF and exercises voting and dispositive control over the securities held by CVF.
•	James A. Star is president of Longview Management Group.
•	The Edward Memorial Trust is a majority equity owner of Longview Management Group.
•	Geoffrey F. Grossman is the trustee of The Edward Memorial Trust.

The address of CVF is 222 N. LaSalle Street, Suite 2000, Chicago, Illinois 60601.

(5)
Includes 175,000 shares of our common stock underlying options held by Mr. Lifton, 50,000 restricted shares granted to Mr. Lifton which vest in full on July 17, 2008, as well as 1,218,741 shares of our common stock held by Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Does not include an aggregate of 105,810 shares of our common stock held in trust for a relative of Mr. Weingrow of which Mr. Lifton is a trustee.

An aggregate of 820,375 shares of our common stock beneficially owned by Mr. Lifton, along with anadditional 814,480 shares of our common stock beneficially owned by Mr. Weingrow, are pledged ascollateral for the repayment of certain funds borrowed by Messrs. Lifton and Weingrow.

(6)
Includes 171,000 shares of our common stock underlying options held by Mr. Weingrow, 50,000 restricted shares granted to Mr. Weingrow which vest in full on July 17, 2008, as well as 1,218,741 shares of our common stock held by Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. See footnote 5 above regarding the pledge by Mr. Weingrow of 814,480 shares of our common stock beneficially owned by him.

(7)	Includes options to acquire 165,000 shares of our common stock.

(8)	Represents options to acquire shares of our common stock.

(9)	Includes options to acquire 40,500 shares of our common stock

(10)	Includes options to acquire 14,000 shares of our common stock.

(11)
Includes 29,000 shares of our common stock underlying options held by Mr. Weisser, as well as 139,481 shares of our common stock held by a trust for the benefit of Mr. Weisser’s family members, of which Mr. Weisser is the trustee.

(12)	Includes options to acquire 26,000 shares of our common stock.

(13)	Includes options to acquire 753,000 shares of our common stock.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the ensuing Compensation Discussion and Analysis with management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2008 Annual Meeting.

April 18, 2008	Compensation Committee
of the Board of Directors

Steve M. Barnett, Chairman
Mitchell H. Freeman
Jacob E. Goldman

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of the compensation awarded to, earned by, or paid to our officers who are considered to be “named executive officers” during our last fiscal year. Named executive officers consist of the individual who served as our principal executive officer in 2007, the individual who served as our principal financial officer in 2007 and our two other executive officers serving at the end of 2007. For purposes of this proxy statement, “named executive officers” refers to: Robert K. Lifton, our Chairman and Chief Executive Officer (principal executive officer); Israel Fisher, our Senior Vice President-Finance and Chief Financial Officer (principal financial officer); Howard Weingrow, our Deputy Chairman and Chief Operating Officer; and Jacob Weiss, our President.  We do not have any other officers who would be a candidate for inclusion as a “named executive officer” in this proxy statement.

Our compensation programs are intended to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability; and

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

To achieve these objectives, the Compensation Committee implements and maintains compensation plans and policies that ensure that executive compensation is fair, reasonable and competitive, and that reward executives’ contributions to our overall short and long-term growth, all while being mindful of the expenses needed to complete development or commercialization of our products as well as our historic and current lack of material revenues. We have historically used short-term compensation (base salaries and, in limited instances, cash bonuses) and long-term incentive compensation in the form of stock options to achieve our goal of driving long-term growth.  Recently, since the adoption of our 2007 Equity Incentive Plan, we added to this mix the grant of restricted share awards and/or other stock-based awards.

The compensation of our executive officers and other employees is primarily composed of base salaries and long-term equity incentives in the form of stock options, restricted stock awards and other stock-based awards, as well as other benefits for our Israeli-based executive officers. For 2007, compensation for our officers and other employees, including our named executive officers, was determined first by considering our overall financial position in light of any recent capital raises and the state of the programs to develop or commercialize our products. We would then, with respect to each officer and other employee, consider individual performance, level of responsibility, and skills and experience, taking into account the anticipated level of difficulty in replacing such officers and employees with persons of comparable experience, skill and knowledge.

Our Compensation Committee performed in 2007 its first review of our compensation policies, including policies and strategies relating to executive compensation, such as the appropriate mix of base salary, bonuses and long-term incentive compensation, as well as tax and other jurisdictional issues that relate to a significant number of our employees, including named executive officers, being residents of the State of Israel. The Compensation Committee determined, based on this review, to not make any material changes to our compensation policies for 2008, but will continue to monitor such policies and adopt or implement changes from time to time that it deems appropriate.

Our Compensation Committee is also charged with reviewing and approving our equity incentive plans, as well as any other compensation plan or arrangement available to our named executive officers and other officers and employees. It has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive. We have not historically identified a set of peer companies against which we benchmark compensation, and we have not yet determined if we will so identify a set of peer companies in 2008.

The individual compensation of non-executive officers and other employees are determined by our executive officers or non-executive officers, depending on the employee, based upon a range of percentage increases previously determined by our Compensation Committee. Furthermore, these same executive officers and non-executive officers make recommendations with respect to stock-based awards to people at these levels, which are then submitted to our Compensation Committee for final determination. The Compensation Committee determines the compensation of our named executive officers in executive session.

In 2007, our Compensation Committee retained Watson Wyatt Worldwide, a leading human resource and compensation consulting firm, as our compensation consultant, to, among other things, review our policies and procedures with respect to executive compensation. We did not adopt or implement any significant changes to our compensation policies as a result of our retention of Watson Wyatt Worldwide.

Elements of Compensation

In furtherance of our general compensation philosophy, our compensation program emphasizes long-term incentives, such as stock options and more recently, restricted stock,  as a major component of total compensation in order to more closely align the interests of executives with the interests of our stockholders, to increase the total mix of compensation in light of our historical lack of cash flow to pay increased base salaries and bonuses, and, with respect to stock options, to assist us with raising additional capital upon option exercises. Additionally, as part of our Compensation Committee’s review of our compensation program, we may in the future further emphasize that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity should be leveraged with stock and other performance incentives.

Base Salaries.  Base salaries for our executives are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account internal equity considerations. Base salaries are reviewed annually in accordance with each named executive officer’s compensation arrangement, and adjusted to account for individual responsibilities, performance and experience as well as our overall financial health.

Bonuses. We do not have a bonus program established for any of our officers or employees, although we pay bonuses to officers and employees on occasion. Our Compensation Committee will continue to assess the need to implement a bonus or other non-equity incentive program for our officers or employees as a means to add specific incentives towards achievement of specific company-wide or departmental goals that would be the factors in our success.

Long-Term Incentive Compensation–Equity.  We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. We have historically elected to use stock options as the primary long-term equity incentive vehicle; however, since the adoption of our 2007 Equity Incentive Plan, we have granted restricted stock and may elect in the future to use other forms of stock-based awards.  We have not adopted stock ownership guidelines.

Our 1999 Stock Option Plan authorizes us to grant options to purchase shares of common stock to our employees, directors, including independent directors, and consultants. Our Compensation Committee oversees the administration of the 1999 Option Plan. Historically, our board and Compensation Committee have made stock option grants to employees who have been employed by us for more than six months and annually thereafter, and, occasionally, following a significant change in job responsibilities or to meet other special retention or award objectives. We have also in special cases granted options upon the employment of a particular employee candidate because we determined that the grant of options upon employment is a necessary recruiting tool for such person’s acceptance of our employment offer. We do not intend to grant any further awards under our 1999 Option Plan.  Going forward, the Compensation Committee intends to continue to make annual and special grants to employees of stock options and/or other stock-based awards pursuant to our 2007 Equity Incentive Plan, subject to changes in our overall compensation philosophy or changes to our mix of compensation as determined by the Compensation Committee.

In 2007, the named executive officers were awarded stock options or restricted stock in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” All stock options granted by us have been based on the closing market value of our stock as reported on The Nasdaq Global Market (and predecessor or preceding markets) on the date of grant. Stock options granted in 2006 and 2007 vest in full on the one year anniversary of the grant date, and expire four years after the date of grant.  Restricted stock granted in 2007 vest in full on the one year anniversary of the grant date.

We expect to continue to use stock options as a long-term incentive vehicle because:

•	stock options help to attract executives, and the option term helps to retain those executives;

•
the value received by the recipient of a stock option is based on the growth of the stock price; therefore, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value;

•
stock options help to provide a balance to the overall executive compensation program as base salary focuses on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term; and

•	the exercise price we receive upon exercise supplements our capital raising efforts.

In addition, our Compensation Committee has in 2007 and may in the future award other forms of stock-based awards, including restricted stock. Restricted stock may be an attractive alternative or supplement to stock options because, among other things:

•	Restricted stock fosters an ownership culture and provides a similarly motivating form of incentive compensation as stock options;

•	Restricted stock retains value even in volatile markets;

•	Option grants, unlike restricted stock, can take a number of years to accrue value; and

•	Awarding restricted stock permits us to use fewer shares then options to deliver comparable value to the recipient, which reduces the potential dilution to our stockholders.

In determining the number of stock-based awards to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect revenue and stockholder value and the value of such stock-based awards in relation to other elements of the individual executive’s total compensation. We do not review existing equity holdings of our named executive officers in determining a particular grant. All stock options and other equity awards are made by the Compensation Committee. Neither the 1999 Option Plan nor the 2007 Equity Incentive Plan provides for, nor does the Compensation Committee have a plan relating to, the grant date of individual awards, nor do we have a specific policy in place regarding the coordination of option issuances with the release of material non-public information.

Other Benefits.  Our named executive officers residing in Israel are eligible to participate in all of our employee benefit plans, such as savings plans, including the savings plans described in “—Non-Qualified Deferred

Compensation” below, and long and short-term disability and life insurance, in each case on the same basis as our other Israel-based employees. We also offer to our Israeli named executive officers, as well as many of our other Israel officers and employees, additional benefits, such as an automobile allowance. The Compensation Committee believes that these perquisites for our Israel-based officers and employees are standard for, and competitive with other, high technology companies in the State of Israel. We do not offer any of such benefits to our U.S.-based officers or employees, including U.S.-based named executive officers.

Other Compensation–Cell Kinetics Ltd.  Jacob Weiss and Israel Fisher are each executive officers, and Mitchell Freeman and Daniel Luchansky are each directors, of Cell Kinetics Ltd., which we spun off to our shareholders in a rights offering in January 2008. Cell Kinetics Ltd. does not directly pay base salary, bonus or other cash compensation to either of Jacob Weiss or Israel Fisher for services they provide to that company. All such compensation to Messrs. Weiss and Fisher is paid by us pursuant to a Services Agreement entered into between us and Cell Kinetics Ltd., a portion of which is charged as a contribution of capital from Medis to Cell Kinetics Ltd. Each of Messrs. Weiss, Fisher, Freeman and Luchansky receive long-term incentive compensation directly from Cell Kinetics Ltd., which amounts are disclosed in the applicable tables below.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2006 and December 31, 2007 by our named executive officers.

Name and principal position	Year	Salary	Bonus	Option awards(1)	Stock awards(1)	All other compensation	Total

Robert K. Lifton Chairman and Chief Executive Officer	2007 2006	$315,000 $295,000	— —	$447,000 $366,000	$321,000 —	— —	$1,083,000 $661,000

Israel Fisher Senior Vice President–Finance and Chief Financial Officer	2007 2006	$219,000 $209,000	— $18,000(4)	$283,000(2) $132,000	— —	$47,000(3) $44,000(5)	$549,000 $403,000

Howard Weingrow Deputy Chairman and Chief Operating Officer	2007 2006	$289,000 $270,000	—	$447,000 $366,000	$321,000 —	— —	$1,057,000 $636,000

Jacob S. Weiss President	2007 2006	$134,000 $118,000	— —	$845,000(6) $331,000	— —	$185,000(7) $186,000(8)	$1,164,000 $635,000
__________
(1)
Option awards and stock options are based on recorded expense for the years 2006 to 2007, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note I and Note L, respectively, to our consolidated financial statements included in our 2006 and 2007 Annual Report filed with the Securities and Exchange Commission on March 15, 2007 and on March 17, 2008, respectively.

(2)
Includes $300 relating to expenses for the grant of options to purchase 20,000 ordinary shares of Cell Kinetics Ltd. for services Mr. Fisher provided to Cell Kinetics Ltd. as its Chief Financial Officer.

(3)
Includes: annual car allowance of $17,000; employer contribution to savings funds of approximately $18,000; and a tax gross up of $12,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(4)	Such amount represents a one-time merit bonus.
(5)
Includes: annual car allowance of $17,000; employer contribution to savings funds of approximately $16,000; and a tax gross up of $11,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(6)
Includes $1,000 recorded as expense for the grant of options to purchase 25,000 ordinary shares of Cell Kinetics Ltd. for services Mr. Weiss provided to Cell Kinetics Ltd. as its Chairman of the Board.

(7)
Includes: payments of $144,000 for consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to Mr. Weiss’ consulting contract; annual car allowance of $21,000; employer contribution to savings funds of approximately $17,000; and a tax gross up of $3,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(8)
Includes: payments of $144,000 for consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to Mr. Weiss’ consulting contract; annual car allowance of $20,000; employer contribution to savings funds of approximately $19,000; and a tax gross up of $3,000 relating to the above-mentioned car allowance and other immaterial perquisites.

The amount of salary, bonus and other cash remuneration granted to the named executive officers in 2007 in proportion to total compensation is as follows: Robert K. Lifton - approximately 29%; Israel Fisher - approximately 48%; Howard Weingrow - approximately 27%; and Jacob S. Weiss - approximately 27%. The amount of salary, bonus and other cash remuneration granted to the named executive officers in 2006 in proportion to total compensation is as follows: Robert K. Lifton - approximately 45%; Israel Fisher - approximately 63%; Howard Weingrow - approximately 42%; and Jacob S. Weiss - approximately 48%. As stated earlier, we do not have any policies or guidelines for allocating compensation between cash remuneration and long-term compensation.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Israel Fisher.  We have an employment agreement with Israel Fisher. Mr. Fisher’s agreement is for a one year term expiring on March 23, 2008 with automatic one year renewal terms commencing on the expiration of such term, and expires upon 60 days written notice by either party or without notice by us if Mr. Fisher is terminated for cause. The agreement provides for an annual salary, with increases to be determined at each anniversary of the agreement by us and Mr. Fisher, which increase shall reflect, among other things, cost of living increases and increases in the consumer price index. Mr. Fisher has waived these benchmarks to determine his annual increases in salary and instead our Compensation Committee determines the increases in its discretion, as set forth above. Under the agreement, Mr. Fisher receives employee benefits that are generally available to other of our senior management employees residing in the State of Israel. The agreement also provides for 6 months salary upon notification of resignation or dismissal and upon a change of ownership of Medis El Ltd., an indirect wholly-owned subsidiary of ours, with subsequent dismissal by the new owners, which amount currently equals approximately $113,000. Furthermore, upon termination of employment, Mr. Fisher is entitled to severance payments governed by Israeli law, equal to his most recent monthly salary multiplied by the number of years of employment (as of December 31, 2007, over 15 years). As of December 31, 2007, this would have resulted in a payment to Mr. Fisher of $289,000.

Jacob S. Weiss.  We have an employment agreement with Jacob Weiss. Mr. Weiss’ agreement expires upon 30 days written notice by either party or without notice by us if Mr. Weiss is terminated for cause. The agreement provides for an annual salary, with increases to be discussed by the parties after the end of each year’s term, which increases shall reflect, among other things, cost of living increases and increases in the consumer price index. Mr. Weiss has waived these benchmarks to determine his annual increases in salary and instead our Compensation Committee determines the increases in its discretion, as set forth above. Under the agreement, Mr. Weiss receives employee benefits that are generally available to other of our senior management employees residing in the State of Israel. Upon termination of employment, Mr. Weiss is entitled to severance payments governed by Israeli law, equal to his most recent monthly salary multiplied by the number of years of employment (as of December 31, 2007, over 7 years). As of December 31, 2007, this would have resulted in a payment to Mr. Weiss of $90,000.

Mr. Weiss also provided consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to a consultancy agreement dated as of January 1, 2003 between More Energy and a corporation majority-owned by Mr. Weiss. The agreement terminated in accordance with its terms on December 31, 2007. The agreement provided for payment to the consultant of a monthly retainer of $12,000, reimbursement of business expenses and any applicable value added tax. There are no severance or change of control provisions in the consultancy agreement.  We have for 2008 increased the total annual compensation payable to Mr. Weiss under his employment agreement in an amount equal to the monthly retainer he would have received had the consultancy agreement continued through 2008.

Robert K. Lifton and Howard Weingrow.  We have entered into consulting agreements with each of Robert K. Lifton and Howard Weingrow. Each agreement was for a two year term which commenced January 2, 2000, with automatic yearly renewal terms commencing upon the expiration of each such term. The agreements each provide for annual retainers to be paid monthly and reimbursement of any business expenses incurred in the performance of services under the agreement. The annual retainers are subject to review by mutual agreement between the parties prior to the beginning of each renewal term. The annual retainer for 2008 being paid to Mr. Lifton is $329,000 and to Mr. Weingrow is $327,000. Each agreement further provides that either the consultant or we may terminate the agreement upon thirty days prior written notice if there is a material breach of the agreement and there was an opportunity to cure the breach. Each agreement subjects the consultant to a non-competition covenant in our favor. There are no severance or change of control provisions in Messrs. Lifton’s and Weingrow’s consultancy agreements.

Effect of Termination or Change of Control on Outstanding Stock Options.  All of our named executive officers have been awarded options to purchase shares of our common stock under our 1999 Stock Option Plan. Furthermore, our named executive officers have been awarded options to purchase shares of our common stock and/or restricted stock under our 2007 Equity Incentive Plan. See “Employee Benefit Plans” for information on termination provisions under our 1999 Stock Option Plan and our 2007 Equity Incentive Plan, which apply to all of our employees and officers, including our names executive officers. Our 1999 Stock Option Plan and our 2007 Equity Incentive Plan each contains change of control provisions as described under “Employee Benefit Plans.”

Grants of Plan-Based Awards

Our Compensation Committee granted in 2007 restricted stock to Messrs. Lifton and Weingrow pursuant to our 2007 Equity Incentive Plan in 2007, and stock options to Mr. Fisher pursuant to our 1999 Stock Option Plan and to Mr. Weiss pursuant to both our 1999 Stock Option Plan and 2007 Equity Incentive Plan. The options have an exercise price equal to the closing price of our common stock on the date of grant and, accordingly, will have value only if the market price of our common stock increases after that date. The stock options and restricted stock granted in 2007 vest in full one year after the grant date. For a description of the 1999 Option Plan and the 2007 Equity Incentive Plan, see “—Employee Benefit Plans.”

Messrs. Weiss and Fisher also received in 2007, in their respective capacities as Chairman and Chief Financial Officer of Cell Kinetics Ltd., options to purchase the ordinary shares of Cell Kinetics Ltd. pursuant to the Cell Kinetics 2007 Equity Incentive Plan, which are included in the table below. The terms of the Cell Kinetics 2007 Equity Incentive Plan are substantially similar to our 2007 Equity Incentive Plan.

The named executive officers were awarded the number of stock options shown in the table below.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Exercise or Base Price of Option Awards (1)	Grant Date Fair Value of Stock and Option Award(2)

Robert K. Lifton Chairman and Chief Executive Officer	7/17/07	—	50,000	—	—	$710,000

Israel Fisher Senior Vice President–Finance and Chief Financial Officer	6/4/07 10/1/07(3)	— —	30,000 20,000(3)	— —	$14.90 $0.30(3)	$214,000 $2,000(3)
		—
Howard Weingrow Deputy Chairman and Chief Operating Officer	7/17/07	—	50,000	—	—	$710,000

Jacob S. Weiss President	6/4/07	—	65,000	—	$14.90	$464,000
	8/9/07	—	85,000	—	$11.19	$456,000
	10/1/07(3)	—	25,000(3)	—	$0.30(3)	$3,000(3)

(1)	Amounts are equal to the closing price of our common stock on each respective date of grant.
(2)
Valuation of awards is based on the grant date fair value of the awards, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note I and Note L, respectively, to our consolidated financial statements included in our 2006 and 2007Annual Reports filed with the Securities and Exchange Commission on March 15, 2007 and on March 17, 2008, respectively.

(3)	Represents options to purchase the ordinary shares of Cell Kinetics Ltd.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2007. Except as otherwise indicated below, each option granted to the named executive officers has a term of four years and vests in full one year after the grant date. All of the below-listed options to purchase Medis common stock were granted under the terms of our 1999 Stock Option Plan, except for one grant of options to purchase 85,000 shares of our common stock to Jacob Weiss, and all of the below-listed restricted shares were granted under the terms of our 2007 Equity Incentive Plan.

Messrs. Weiss and Fisher also received in 2007, in their respective capacities as Chairman and Chief Financial Officer of Cell Kinetics Ltd., options to purchase the ordinary shares of Cell Kinetics Ltd. pursuant to the Cell Kinetics 2007 Equity Incentive Plan, which are included in the table below.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Robert K. Lifton	35,000(1)		$13.08	11/3/2008
Chairman and Chief	60,000(2)		14.93	8/26/2009
Executive Officer	80,000(3)		20.98	7/18/2010
					50,000(4)	$772,000

Israel Fisher	15,000(1)		$13.08	11/3/2008
Senior Vice President–	20,000(2)		14.93	8/26/2009
Finance and Chief	30,000(3)		20.98	7/18/2010
Financial Officer		30,000(5)	14.90	6/4/2011
		20,000(6)	0.30	10/1/2011

Howard Weingrow	31,000(1)		$13.08	11/3/2008
Deputy Chairman and	60,000(2)		14.93	8/26/2009
Chief Operating Officer	80,000(3)		20.98	7/18/2010
					50,000(4)	$772,000

Jacob S. Weiss	35,000(1)		$13.08	11/3/2008
President	55,000(2)		14.93	8/26/2009
	75,000(3)		20.98	7/18/2010
		65,000(5)	14.90	6/4/2011
		85,000(7)	11.19	8/9/2011
	6,250(8)	18,750(8)	0.30	10/1/2011

(1)	The options were fully vested on November 3, 2005.
(2)	The options were fully vested on August 26, 2006.
(3)	The options were fully vested on July 18, 2007.
(4)	The restricted shares will be fully vested on July 17, 2008.
(5)	The options will be fully vested on June 4, 2008.
(6)	Represents options to purchase the ordinary shares of Cell Kinetics Ltd. The options will vest in three equal annual installments commencing on October 1, 2008.
(7)	The options will be fully vested on August 9, 2008.
(8)	Represents options to purchase the ordinary shares of Cell Kinetics Ltd. The options vest in four equal quarterly installments, with the first installment having vested on December 31, 2007.

Option Exercises and Stock Vested

None of our named executive officers exercised any options in 2007, or owned any restricted stock that had vested in 2007.

Pension Benefits

We do not sponsor any retirement plans or defined benefit plans.

Non-Qualified Deferred Compensation

We offer our Israeli employees, including Messrs. Fisher and Weiss, our two Israeli-based named executive officers, savings plans that give officers and employees the option to make payroll deductions which are then, along with a matching amount we pay equal to a statutory percentage of the employee’s salary, deposited with one or more third party insurance company administrators. Upon retirement (as defined in applicable Israeli tax regulations) and subject to applicable Israeli tax and other regulations governing these savings plans, each of such officers and employees are entitled to payment out of such savings fund accounts equal to the aggregate amount contributed by the employee through payroll deductions, the aggregate matching amount we contributed and other statutory amounts we may be required to contribute upon retirement, and any other amounts contributed by any other previous employers of the employee. Such amounts are payable in accordance with the rules of the administrator of each fund, and may be a lump-sum payment upon retirement and/or monthly payments thereafter. Monthly payment amounts are not determinable at retirement.

Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End(1)

Robert K. Lifton Chairman and Chief Executive Officer	—	—	—	—	—

Israel Fisher Senior Vice President- Finance and Chief Financial Officer	$8,000	$18,000(2)	(3)	—	$651,000(4)

Howard Weingrow Deputy Chairman and Chief Operating Officer	—	—	—	—	—

Jacob S. Weiss President	$8,000	$17,000(2)	(3)	—	$174,000(5)

(1)	Estimated based on information made available to us by the administrators of such savings funds and other information available to us.
(2)	Such amounts are also reported in the column entitled “All Other Compensation” in the Summary Compensation Table earlier in this Compensation Discussion and Analysis.
(3)	The administrators of the savings funds do not make available such information and we are unable to obtain accurate information regarding such earnings.
(4)	Of such amount, $268,500 was reported as compensation to Mr. Fisher in our Summary Compensation Table for each of the years 1999 - 2007.
(5)	Of such amount, $111,000 was reported as compensation to Mr. Weiss in our Summary Compensation Table for each of the years 2001 - 2007.

Director Compensation

The compensation and benefits for service as a member of the Board of Directors is determined by the Compensation Committee of our Board of Directors. Directors employed by us are not compensated for service on the board or on any committee of the board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. The Compensation Committee approved a compensation plan for our non-employee directors. As of January 2007, non-employee directors are entitled to receive $1,500 for each Board of Directors meeting attended, and members of our Audit Committee and Compensation Committee are each entitled to receive $2,000 for each committee meeting attended. Furthermore, directors are entitled to receive reimbursement for travel, lodging and a flat per diem of $85 for each board or committee meeting attended out of town. Directors of Cell Kinetics are entitled to receive $750 for each Board of Directors meeting attended for that company.

Non-employee directors are entitled to participate in both our 1999 Stock Option Plan and 2007 Equity Incentive Plan. Furthermore, our directors who are also directors of Cell Kinetics Ltd. are eligible to participate in that company’s 2007 Equity Incentive Plan for services to it. While we have no formal policy with respect to the awarding of stock options to non-employee directors, we have granted stock options to non-employee director upon their first election or appointment to the Board of Directors and we may do so for and upon any future new appointments to our board. In addition, each person who was already serving as a non-employee member of the Board of Directors and will continue to serve on the Board of Directors is typically granted stock options on an annual basis. These options have an exercise price per share equal to the closing price of our common stock on the date of grant and, like options granted to officers and employees, in recent years have vested in full on the one year anniversary of the grant date. The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007:

Name(1)	Fees Earned or Paid in Cash	Options Awards(2)		All Other Compensation		Total
Amos Eiran	$6,000	$57,000		$18,000	(3)	$81,000
Zeev Nahmoni	$6,000	$57,000		—		$63,000
Philip Weisser	$10,000	$111,000		—		$121,000
Jacob E. Goldman	$26,000	$180,000		—		$206,000
Mitchell H. Freeman	$26,000	$201,000	(4)	—		$227,000
Steve M. Barnett	$16,000	$134,000		—		$150,000
Daniel A. Luchansky	$14,000	$130,000	(4)	—		$144,000

(1)
Robert K. Lifton, Howard Weingrow and Jacob S. Weiss are not included in this table as they are paid as employees and/or consultants and thus received no compensation for their services as directors. The compensation received by each of them as employees is shown above under the heading “Summary Compensation Table.”

(2)
Option awards are based on recorded expense for 2007, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note L to our consolidated financial statements included in our 2007 Annual Report filed with the Securities and Exchange Commission on March 17, 2008. The full grant date fair value computed in accordance with SFAS 123(R) of such option awards to the named director in 2007 is as follows: Amos Eiran - $46,000; Zeev Nahmoni - $46,000; Philip Weisser - $74,000; Jacob E. Goldman - $144,000; Mitchell H. Freeman - $172,000; Steve M. Barnett - $117,000 and Daniel A. Luchansky - 101,000. The fair value amounts for options granted to Messrs. Freeman and Luchansky each include $3,000 for the grant of options to purchase 25,000 ordinary shares of Cell Kinetics Ltd. for services each of them provided to Cell Kinetics Ltd. as a director.

(3)	Represents payment of fees to the named director for consulting services provided to us in 2007.
(4)	Includes $1,000 recorded as expense for the grant of options to purchase 25,000 ordinary shares of Cell Kinetics Ltd. for services the named director provided to Cell Kinetics Ltd. as a director.

Equity Compensation Plan Information

The following table sets forth securities outstanding under existing equity compensation plans of Medis and Cell Kinetics Ltd., as well as securities remaining available for future issuance under those plans, in each case as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity Compensation Plans Approved by Securityholders:
1999 Stock Option Plan	1,655,500	$17.12	—
Medis 2007 Equity Incentive Plan	500,500	$13.22	399,500
Cell Kinetics 2007 Equity Incentive Plan	836,750	$ 0.19	563,250
Equity Compensation Plans Not Approved by Securityholders:
Warrant Agreement(1)	30,000	$14.93	—
Warrant Agreement(2)	12,000	$16.87	—
Warrant Agreement(3)	3,000	$14.46	—
Warrant Agreement(4)	20,000	$11.36	—
Total	2,992,750		962,750

(1)
On August 26, 2005, we issued to our Vice President of Marketing a warrant to purchase an aggregate of 30,000 shares of our common stock. Such warrant has an exercise price per share of $14.93, vested on December 29, 2005 and expires on August 26, 2009. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(2)
On August 29, 2005, we issued to a consultant a warrant to purchase an aggregate of 12,000 shares of our common stock. Such warrant has an exercise price per share of $16.87, vested on December 29, 2005 and expires on August 29, 2009. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(3)
On December 20, 2005, we issued to a consultant a warrant to purchase an aggregate of 7,500 shares of our common stock. Such warrant has an exercise price per share of $14.46, vested on December 20, 2006 and expires on December 20, 2009. During the year ended December 31, 2007, the holder exercised 4,500 shares underlying such warrant. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(4)
On August 2, 2007, we issued to a consultant a warrant to purchase an aggregate of 20,000 shares of our common stock. Such warrant has an exercise price per share of $11.37, vested immediately and expires on August 2, 2011. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

Employee Benefit Plans

Medis Technologies Ltd. 1999 Stock Option Plan

The Medis Technologies Ltd. 1999 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders on July 13, 1999, and amended most recently in July 2006. A total of 5,000,000 shares of our common stock have been reserved for issuance under the 1999 Option Plan. Under the 1999 Option Plan, we are authorized to grant to officers and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, and to employees, non-employee directors, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. Options granted in recent years generally expire four years from the date of grant and vest in full on the first anniversary of the date of grant. Options granted under the 1999 Option Plan are not transferable by the recipient except by will or by the laws of descent and distribution, to relatives specified in the 1999 Option Plan or to entities owned by the grantee, as further described in the 1999 Option Plan. As of December 31, 2007, options to purchase an aggregate of 1,655,500 shares of our common stock were outstanding under the 1999 Option Plan at a weighted average exercise price of $17.12 per share. Upon adoption of our 2007 Equity Incentive Plan in July 2007, we ceased granting stock options under the 1999 Option Plan and commenced granting stock options solely under the 2007 Equity Incentive Plan.

Administration.  The 1999 Option Plan is currently administered by our Compensation Committee pursuant to its appointment to that position by our board in accordance with the terms of the 1999 Option Plan. The Compensation Committee has the authority to make all determinations and to take all other actions necessary or advisable for the administration of the 1999 Option Plan.

As the administrator under the 1999 Option Plan, the Compensation Committee is authorized to adopt, amend and rescind rules relating to the administration of the 1999 Option Plan, subject to the express provisions of the 1999 Option Plan. Our board can amend, alter, suspend or discontinue this plan at any time, although certain amendments would require shareholder approval and an amendment cannot adversely affect any rights under an outstanding grant without the grantee’s consent.

Awards.  Under the 1999 Option Plan, we may grant incentive stock options intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code and non-qualified stock options. The 1999 Option Plan provides that the exercise price shall be determined by the administrator; provided however, that the incentive stock option may not have an exercise price less than the fair market value of a share of common stock on the date of grant. If the grantee of an incentive stock option owns more than ten percent of the total combined voting power of all classes of stock on the date of grant, then the incentive stock option may not have an exercise price less than 110% of the fair market value of a share of common stock on such date. Subject to the grantee’s continued employment, each option will expire after a term determined at the time of grant by the administrator. Such term, however, may not exceed ten years and in the case of an incentive stock option granted to a person who owns more than ten percent of the total combined voting power of all classes of stock on the date of grant, such term shall not exceed five years.

The 1999 Option Plan provides that if the aggregate fair market value of the shares with respect to which a designated incentive stock option is exercisable for the first time by the grantee during any calendar year under this plan exceeds $100,000, then that portion which equals the first $100,000 is allocated to the incentive stock option and the remaining portion is deemed to be a non-qualified stock option. For this purpose, the fair market value of the shares is determined based on the date the option was granted.

The 1999 Option Plan provides that if a grantee’s employment relationship terminates, other than for death, disability or for cause, then the grantee’s unvested options shall terminate immediately. Options that have vested but remain unexercised, deferred, or unpaid as of the date of such termination shall terminate three months after such termination; provided, however, that options will not be exercisable after the end of the term set out in the option agreement. If a grantee’s employment relationship terminates for death or disability then the options are governed in accordance with the term and conditions as specified at the time of the grant in the grantee’s Stock Option Agreements. Pursuant to stock option agreements under the 1999 Option Plan, a grantee’s stock options will vest upon the grantee’s death or disability. If a grantee’s employment relationship terminates for cause, then none of the options may be exercised and all of the grantee’s rights in the options are forfeited upon termination.

Eligibility.  Under the terms of the 1999 Option Plan, a non-qualified option may be granted to those current or prospective employees, directors, and advisors deemed eligible to participate in the 1999 Option Plan by the administrator. Incentive stock options may only be granted to our officers and other employees.

Adjustments.  In the event of any change in our outstanding common stock by reason of a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, recapitalization, merger, or similar event, then the administrator may make an equitable adjustment in the number of shares authorized for issuance under this plan and the purchase price per share thereof.

Recapitalization; Change of Control; Reorganizations.  In the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other of our securities or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in accordance with Section 424(a) of the Internal Revenue Code in the number and kind of shares as to which options may be granted under the 1999 Option Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the grantee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the exercise price per share.

In addition, unless otherwise determined by the administrator, in the case of any (i) sale or conveyance to another entity of all or substantially all of our property and assets or (ii) a change in control (as defined in the 1999 Option Plan), the purchaser(s) of our assets or stock may deliver to the optionee the same kind of consideration that is delivered to our stockholders as a result of such sale, conveyance or change in control, or the administrator may cancel all outstanding options in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or change in control, less the exercise price therefor. Upon receipt of such consideration, the options shall immediately terminate and be of no further force and effect. The value of the stock or other securities the grantee would have received if the option had been exercised shall be determined in good faith by the administrator, and in the case of shares of common stock, in accordance with the provisions set forth in the 1999 Option Plan.

The administrator shall also have the power and right to accelerate the exercisability of any options upon such a sale, conveyance or change in control. Upon such acceleration, any options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under Section 422 of the Code as a result of such acceleration shall be redesignated as non-qualified stock options.

If by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, our board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Section 424(a) of the Internal Revenue Code applies, then, notwithstanding any other provision of the 1999 Option Plan, our board may grant an option or options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new option for the old option, in conformity with the provisions of such Section 424(a) of the Code and its regulations, and any such option shall not reduce the number of shares otherwise available for issuance under the 1999 Option Plan.

Termination or Amendment.  Unless earlier terminated by our board, the 1999 Option Plan will terminate on July 13, 2009.

Tax Consequences–U.S.  The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the 1999 Option Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

•
Incentive Stock Options.  Optionees recognize no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option, or incentive stock option shares, within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the incentive stock option shares. If an optionee disposes of the incentive stock option shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the incentive stock option shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the incentive stock option shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the incentive stock option shares were held by the optionee. A capital gain will be long-term if the optionee’s holding period is more than 12 months. We will be entitled to a deduction in connection with the disposition of the incentive stock option shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO shares.

•
Nonstatutory Stock Options.  Optionees generally recognize no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally would be subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Tax Consequences–Israeli.  The following summary is intended as a general guide to the Israeli tax consequences relating to the issuance and exercise of stock options granted under the 1999 Option Plan. This summary does not attempt to describe all possible tax consequences of such grants or tax consequences based on particular circumstances.

•
Approved 102 Options.  Approved 102 Options are governed by Section 102(b) of Israel's Income Tax Ordinance [New Version], 1961 (the “Ordinance”) and will be held by a trustee for the benefit of the option holders for the requisite holding period under Section 102, which is two years following the end of the tax year in which the options were granted to the optionee, with respect to a CGO (as defined below) and which is one year following the end of the tax year in which the options were granted to the optionee, with respect to an OIO (as defined below). Under current tax laws in effect in the State of Israel, the optionees will not be required to recognize income for Israeli income tax purposes at the date of grant of Approved 102 Options nor at the date of exercise of such options. The release of an Approved 102 Option (or of a share received on the exercise thereof) from the trustee to the optionee, or the sale of an Approved 102 Option (or of a share received on the exercise thereof), whichever is earlier, is a taxable event under Israeli law.

The grant of Approved 102 Options is subject to approval by Israel's Income Tax Authorities. In addition, CGOs and OIOs may not be granted simultaneously, and our election of the type of Approved 102 Options to be granted under the Plan has to be filed with the Israeli Tax Authorities at least 30 days before the first date of grant of Approved 102 Options. Such election will become effective as of the first date of grant of an Approved 102 Option under the Plan and shall remain in effect at least until the end of the year following the year during which we first granted an Approved 102 Option. Our election shall not prevent us from also granting Unapproved 102 Options at any time or from time to time.

Approved 102 Options may either be classified as a capital gain option (“CGO”) or an ordinary income option (“OIO”).

•
CGO.  With respect to a CGO, the optionee will realize a capital gain in an amount equal to the spread between (i) the fair market value of the share purchased upon such exercise, on the date such share is sold or released from trust, as the case may be, and (ii) the exercise price of the option. Capital gains realized will be taxed at a flat rate of 25%. Furthermore, the capital gains upon the sale of the shares will not be subject to Israeli social taxes.

In cases where the exercise price of options is lower than the fair market value of the company's shares on the date of grant (the fair market value of the shares at grant shall be determined according to the average value of the shares on the 30 days preceding the date of grant), the excess of the fair market value of the shares on the date of grant over the exercise price (the “Rebate”) shall be considered as compensation income. Upon the sale of shares received following the exercise of options or upon release from the trust, whichever is earlier, the taxable gain shall be taxed in two parts:

o	The Rebate will be taxable as ordinary income, and the optionee will be subject to social taxes and income tax rates will be determined in accordance with the optionee's marginal tax rates; and

o
The difference between (i) the fair market value of the share on the date such shares were sold or released from the trust, as the case may be, and (ii) the exercise price of the option (plus the Rebate) shall be taxable as capital gain at a flat rate of 25%. Furthermore, the capital gains upon the sale of the shares will not be subject to Israeli social taxes.

For so long as the shares received upon exercise of the options are held in trust, there will be no taxable event. However, if such shares are transferred from the trust to the optionee, a taxable event will then occur. If the optionee then sells such shares, a second taxable event will occur.

To the extent the shares received following the exercise of options are sold during the holding period required under Section 102 of the Ordinance, the taxable gain will be considered as ordinary income and will be liable for social taxes. Income tax rates will be determined in accordance with the optionee's marginal tax rates.

•	OIO. With respect to an OIO, the optionee will recognize compensation income, taxable as ordinary income in an amount equal to the difference between (i) the fair market value of the share purchased upon such exercise, on the date such share is sold or released from trust, as the case may be, and (ii) the exercise price of the option. Furthermore, the compensation income upon the sale of the shares will be subject to Israeli social taxes. Income tax rates will be determined in accordance with the optionee's marginal tax rates.

For so long as the shares received upon exercise of the options are held in trust, there will be no taxable event. However, if such shares are transferred from the trust to the optionee, a taxable event will then occur. If the optionee then sells such shares, a second taxable event will occur.

To the extent the shares received following exercise of options are sold during the trust period applicable to OIOs, the optionee will recognize ordinary income at the time of such sale or transfer equal to the higher of the tax liability on the grant date or the tax liability upon disposition or transfer.

•
Unapproved 102 Options.  Unapproved 102 Options are governed by Section 102(c) of the Ordinance and are not required to be held by a trustee. With respect to non-traded options, the optionee will recognize compensation income, taxable as ordinary income at his or her marginal tax rate upon the sale of shares received following the exercise of options. Furthermore, the compensation income upon the sale of the shares will be subject to Israeli social taxes.

2007 Equity Incentive Plan

General.  The Medis Technologies Ltd. 2007 Equity Incentive Plan (the “2007 Plan”) was adopted by our Board of Directors in April 2007 and approved by our stockholders on July 17, 2007. A total of 1,000,000 shares of our common stock have been reserved for issuance under the 2007 Plan.

As of December 31, 2007, options to purchase an aggregate of 500,500 shares of our common stock were outstanding under the 2007 Plan at a weighted average exercise price of $13.22 per share, and 100,000 shares of restricted stock were outstanding under the 2007 Plan. In 2008, through April 18, 2008, we granted options to purchase an additional 27,000 shares of our common stock under the 2007 Plan and cancelled options to purchase 21,000 shares.

We believe that the awards made under the 2007 Plan will help retain and motivate the recipients to exert their best efforts on our behalf, thus benefiting our Company and our stockholders. We believe that equity-based incentive awards are crucial to recruit and retain employees, as well as an important means of aligning employee interests with those of our stockholders.

The description of the 2007 Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the 2007 Plan itself.

Purpose.  The purpose of the 2007 Plan is to aid us in attracting, retaining and motivating our and our subsidiaries’ and affiliates’ employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to us, and to provide us with a stock plan providing a broad range of incentives directly related to our success.

Eligibility.  Awards may be made to any of our or our subsidiaries’ or affiliates’ employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to us, in the discretion of our Compensation Committee.

Shares Subject to the Plan.  The total number of shares of common stock that currently may be issued under the 2007 Plan is 1,000,000. On April 18, 2008 our 2007 Plan was amended by our Board of Directors to increase the number of shares and common stock available for grants under the Plan from 1,000,000 to 1,500,000, subject to the approval of our Stockholders (See Proposal Two later in this Proxy Statement).  If any award is forfeited or otherwise terminates or lapses without payment of consideration, the shares subject to that award will again be available for future grant.

Types of Awards.  Under the 2007 Plan, the Compensation Committee may award stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, as described below.

Stock Options and Stock Appreciation Rights.  Stock options awarded under the 2007 Plan may be (i) nonqualified or incentive stock options, with respect to awards granted to U.S. citizens or those deemed to be residents of the U.S. for purposes of taxation, and (ii) “102 Awards” and “3(9) Awards,” with respect to awards granted to Israeli citizens or those deemed to be residents of Israel for purposes of taxation.

Stock appreciation rights may be granted independent of or in conjunction with stock options. The exercise price per share of common stock for any stock options or stock appreciation rights cannot be less than the fair market value of a share of common stock on the date the award is granted. The Compensation Committee will be responsible for administering the 2007 Plan and may impose the terms and conditions of stock options and stock appreciation rights as it deems fit, but the awards generally will not be exercisable for a period of more than ten years after they are granted. Participants in the 2007 Plan will not receive dividends or dividend equivalents or have any voting rights with respect to shares underlying stock options or stock appreciation rights. Each stock appreciation right granted independent of a stock option will entitle a participant upon exercise to an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, multiplied by (ii) the number of shares of common stock covered by the stock appreciation right. Payment of the exercise price will be made in cash and/or shares of common stock (valued at fair market value), as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units.  The Compensation Committee will determine the terms and conditions of restricted stock and restricted stock unit (“RSU”) awards, including the number of shares of restricted stock to grant to a participant. The Compensation Committee may also determine the period during which, and the conditions, if any, under which, the restricted stock and RSU may be forfeited. Dividends on restricted stock, or dividend equivalents with respect to RSUs, may be paid directly to the participant, withheld by us subject to vesting, or reinvested in additional shares of restricted stock, as determined by the Compensation Committee, in its sole discretion. Certain restricted stock or RSU awards may be granted in a manner designed to allow us to deduct their value under Section 162(m); these awards will be based on one or more of the performance criteria set forth below.

Other Stock-Based Awards.  The Compensation Committee may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our common stock (including restricted stock units). Such stock-based awards may be in the form, and dependent on conditions, determined by the Compensation Committee, including the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance-Based Awards.  Certain awards may be granted in a manner designed to allow us to deduct their value under Section 162(m). These performance-based awards will be based on one or more of the following performance criteria: (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes and amortization, (iv) return on equity, (v) total stockholder return, (vi) share price performance, (vii) return on capital, (viii) return on assets or net assets, (ix) revenue, (x) income or net income, (xi) operating income or net operating income, (xii) operating profit, (xiii) operating margin or profit margin, (xiv) return on operating revenue, (xv) return on invested capital, (xvi) market segment share, (xvii) product cost reduction, (xviii) book value, (xix) debt/capital ratio, (xx) capital expenditures, (xxi) price/earnings growth, (xxii) production milestones, (xxiii) research and development milestones or (xxiv) any combination of the foregoing. The Compensation Committee will establish the performance goals for these performance-based awards and certify that the goals have been met, in each case, in the manner required by Section 162(m).

Adjustments Upon Certain Events.  In the event of a change in the outstanding shares of our common stock due to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, share exchange or any other similar transaction, the Compensation Committee may adjust (i) the number or kind of shares of common stock or other securities issued or reserved for issuance pursuant to the 2007 Plan or pursuant to outstanding awards, (ii) the number of shares covered by outstanding awards, and/or (iii) the exercise price per share of common stock covered by an award under the 2007 Plan. Upon the occurrence of a merger/sale of our company (as defined in the 2007 Plan), the 2007 Plan Committee may, in its sole discretion (a) provide for the assumption by the successor corporation of the affected award or (b) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2007 Plan. In the event the successor corporation does not agree to assume outstanding awards or substitute equivalent awards, the Compensation Committee may, in its sole discretion, accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, or cancel such awards for fair value.

Administration.  The 2007 Plan will be administered by the Compensation Committee, which consists of at least two directors who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m). The Compensation Committee is authorized to interpret the 2007 Plan, to establish, amend and rescind any rules and regulations relating to the 2007 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2007 Plan.

Amendment and Termination.  Our Board of Directors may suspend, terminate, modify or amend the 2007 Plan, whether retroactively or prospectively, but no suspension, termination, modification or amendment which requires stockholder approval under applicable law shall be effective without requisite stockholder approval, unless otherwise determined by our Board of Directors. Furthermore, no suspension, termination, modification or amendment may adversely affect any award previously granted unless the written consent of the participant so affected is obtained. No new awards may be made under the 2007 Plan after the tenth anniversary of the effective date of the 2007 Plan.

Transferability.  Awards under the 2007 Plan are not transferable or assignable by participants other than by will or the laws of descent and distribution, unless determined otherwise in certain circumstances by the Compensation Committee. Awards may be exercised after the death of a participant by the legatees, personal representatives or distributees of such participant.

Successors and Assigns.  The 2007 Plan is binding on our successors and assigns and the successors and assigns of the participants; participants’ estates and the executors, administrators or trustees of such estates; and any receiver or trustee in bankruptcy or other representative of participants’ creditors.

Awards Under the 2007 Plan.  As stated above, any awards under the 2007 Plan will be determined by the Compensation Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular individuals in the future under the 2007 Plan.

Tax Status of 2007 Plan Awards - U.S. Tax Status. The following discussion of the U.S. federal income tax status of awards under the 2007 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options.  If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to us at such time. At the time of exercise (other than by delivery of shares of common stock to us), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the exercise price, and we receive a tax deduction for the same amount. If a stock option is exercised by delivering common stock to us, a number of shares received by the optionee equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares of common stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax in such shares will be their fair market value on the date of exercise. Upon disposition, any difference between the participant’s tax basis in the shares of common stock and the amount realized on disposition of the shares is treated as capital gain or loss.

Incentive Stock Options.  If the option is an incentive stock option, no income is realized by the participant upon award or exercise of the option, and no deduction is available to us at such times. If the common stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the shares, at long-term capital gains rates. If the common stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the common stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the participant, and we are entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights.  No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to us at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and we will be entitled to a deduction of equivalent value.

Restricted Stock.  Subject to Section 162(m), discussed below, we receive a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant as permitted under Section 83(b) of the Tax Code, in which case both our deduction and the participant’s inclusion in income occur on the grant date.

Restricted Stock Units.  Subject to Section 162(m), discussed below, we receive a deduction and the participant recognizes taxable income at the time restricted stock units vest and are settled, equal to the fair market value of the shares of common stock issued or other cash or property paid in settlement of the award. Section 83(b) of the Tax Code is not applicable to restricted stock units.

Section 162(m).  Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to our Chief Executive Officer and our four other most highly compensated executive officers in any taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted stock and performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee solely of at least two outside directors, as defined under Section 162(m), and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the common stock on the date of grant.

Section 409A.  Section 409A of the Tax Code (“Section 409A”) generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2007 Plan may constitute “deferred compensation” within the meaning of Section 409A. The 2007 Plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the 2007 Plan participants under Section 409A.

Tax Status of 2007 Plan Awards - Israeli Tax Status.  Following the tax reforms effective January 2003 and January 2006, under the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), options and shares granted to Israeli employees (including directors) which are not “controlling shareholders” as defined in the Ordinance, may be granted only under one of three alternatives available under Section 102 of the Ordinance (“Section 102”). Controlling shareholders, consultants and service providers may be granted options and shares under Section 3(I) of the Ordinance.

Section 102.  We are required to choose one of the below three alternatives, and all issuances of awards to our Israeli employees are required to be made under such alternative for a minimum period of one year following the end of the calendar year during which the first issuance under such alternative was made. The primary effect on our company between the three alternatives is that only under the “ordinary income” alternative (with a trustee) can we deduct the recognized income of the participant as an expense. The three alternatives available under Section 102 are as follows:

•
Section 102(b)(1) – “ordinary income” with a trustee. Under this alternative options as shares issued to eligible participants are to be held by a trustee for one year from the date of grant and deposited with the trustee. Upon the sale of shares or upon release of such shares from the trust (but not before the end of the trust period), whichever is earlier, the holder of the shares will recognize compensation income, taxable as ordinary income at the holder’s marginal tax rate, for the difference between (i) the fair market value of the share or the consideration received, on the date such share was sold or released from trust, as the case may be, and (ii) the exercise price of the option. The taxable income will be subject to social security taxes.

To the extent the shares issued upon the exercise of an option are sold or released from the trust, as the case may be, during the trust period, the holder of the shares will recognize a tax event at the date of such sale or release from trust, as the case may be, which shall equal the higher of the tax liability at the date of grant of the options (plus interest and linkage differentials to the Israeli consumer price index) or the tax liability upon disposition or transfer of the shares.

•
Section 102(b)(2) – “capital gains” with a trustee. Under this section, options or shares issued to eligible participants are to be held by a trustee for two years from the date of grant and deposited with the trustee. Options for publicly traded shares are taxed under this section as follows:

o
on the date of grant, the participant will recognize as ordinary income the difference between the fair market value of the shares at grant and the exercise price of the option (this income is taxable at the holder’s marginal tax rate and the actual payment of such tax is deferred until the payment of the tax specified in the next bullet); and

o
upon the earlier of the sale of the shares underlying the options or upon release of those shares or the options themselves from the trust (subsequent to the end of the trust holding period), the holder will realize capital gains in an amount equal to the difference between (i) the fair market value of the share or the consideration received, on the date the share or option was sold or released from the trust, as the case may be, and (ii) the fair market value of the shares at grant. Capital gains are taxed at a rate of 25% (assuming there was no violation of the trust holding period regulations). Capital gains derived from the sale of shares are not subject to any social security taxes.

To the extent the shares issued upon the exercise of an option are sold or released from the trust, as the case may be, during the trust period, the holder of the shares will recognize a tax event at the date of such sale or release from trust, as the case may be, and the taxable gain will be considered as ordinary income at the holder’s marginal tax rate and will also be subject to social security taxes.

•	Section 102(c) – grants without a trustee and without a trust period. The tax consequences of these options are identical to options granted under the “ordinary income” alternative described above.

Section 3(I) Options.  Options under Section 3(I) of the Ordinance may be granted only to consultants or service providers, or to our employees who are “controlling shareholders.” Such grantees will recognize compensation income, taxable as ordinary income according to the holder’s marginal tax rate, upon the exercise of an option. The taxable income will be subject to social security taxes. There is no requirement to place Section 3(I) options with a trustee and are distinct from the options granted under Section 102.

Other Information. On April 18, 2008, the closing sale price of our common stock, as reported on the Nasdaq Global Market, was $9.76 per share.

Limitation of Liability and Indemnification of Officers and Directors

We are incorporated in the State of Delaware. Under our restated certificate of incorporation, as amended, we may indemnify, and advance expenses to, any and all persons whom we have the power to indemnify under section 145 of the Delaware General Corporation Law, including our directors, officers, employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our certificate of incorporation also provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their actions as directors. Under our bylaws, we are permitted to enter into indemnification agreements and purchase insurance to the extent permitted by Section 145 of the Delaware General Corporation Law.

We have procured and intend to maintain a directors’ and officers’ liability insurance policy, which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is being sought; however, certain of our officers are parties to litigation described in our Annual Report that may result in claims for indemnification by such officers. We believe provisions in our certificate of incorporation are necessary to attract and retain qualified persons as directors and officers.

CERTAIN RELATIONSHIPS; RELATED PARTY TRANSACTIONS

We paid rent of approximately $100,000 in 2007 for the use of office space in premises occupied by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Furthermore, we reimbursed Stanoff for the use of its administrative staff at such office in the amount of approximately $74,000 in 2007. These transactions were approved by our Audit Committee following the procedures set forth in our written Related Party Transaction Policy, described below.

In 2007, we decided that it would be prudent, given our primary focus upon the marketing of our 24/7 Power Pack, to seek to commercially exploit, and raise financing for, our Cell Carrier product through a stand-alone corporate entity. As a result, we transferred our CellScan and Cell Carrier related businesses, including our intellectual property rights relating to the CellScan and its Cell Carrier technology, to our then wholly-owned Israeli subsidiary, Cell Kinetics Ltd., pursuant to an asset purchase agreement dated July 26, 2007, in consideration of Cell Kinetics’ issuance to Medis El Ltd., our indirect wholly-owned subsidiary, of 15,500,000 of Cell Kinetics’ ordinary shares. We also commenced a rights offering pursuant to which we offered our existing stockholders the right to purchase Cell Kinetics ordinary shares. At the expiration of that rights offering in January 2008, Cell Kinetics became our indirect, majority-owned subsidiary and its ordinary shares and warrants commenced trading on the OTC Bulletin Board. As part of the transfer of these businesses and the spin-off, we also:

•	granted Cell Kinetics a five year right of first refusal on all further medical diagnostic opportunities that are sourced by, or presented to, us;

•	agreed to provide to Cell Kinetics a cash capital contribution of $1,500,000 over an 18 month period on an as needed basis commencing in January 2008;

•
agreed that, following the completion of the rights offering, we would provide Cell Kinetics with such office and laboratory facilities as Cell Kinetics may reasonably require to further the commercialization of the Cell Carrier and to launch and operate its proposed medical device incubator, as well as to provide it with administrative and professional services at cost, as a contribution to its capital, for a period of not less than 18 months from the date of the rights offering; and

•	committed to provide Cell Kinetics with additional financing to carry out its operations for at least one year if its other resources are insufficient for such period of time.

In connection with the spin-off of Cell Kinetics, Messrs. Weiss and Fisher were appointed as Chairman and Chief Financial Officer, respectively, of Cell Kinetics, and Messrs. Freeman and Luchansky were requested to serve on the Cell Kinetics board of directors. These transactions were approved by our entire Board of Directors.

In October 2006, we entered into an agreement with Israel Aerospace Industries Ltd., a principal stockholder of the Company, to develop an 800 watt fuel cell to electrically power Unmanned Air Vehicle systems (UAVs). The first phase of the contract provides for us to develop a demonstration system which would pass functionality tests and which can be demonstrated to be redesignable to achieve the weight (6 kilograms) goals of the final system. During the year ended December 31, 2007, we completed the first phase and recorded revenues from Israel Aerospace Industries of $400,000. This transaction was ratified by our Audit Committee.

We have adopted a written policy in connection with related party transactions involving our company. The policy requires the prior approval by our Audit Committee for any transaction, arrangement or relationship in which (i) the aggregate amount involved will or may be expected to reach $50,000 in any calendar year, (ii) we are a participant and (iii) any related person has or will have an interest. Related persons include our executive officers, directors, greater than 5% stockholders or immediate family members of any of the foregoing. Pursuant to the policy, the Audit Committee, among other factors, is required to take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. In addition, the Chairman of the Audit Committee has the authority to approve or ratify any interested transaction with a related person in which the aggregate amount involved is expected to be less than $25,000.

PROPOSAL TWO

APPROVAL TO AMEND OUR 2007 EQUITY INCENTIVE PLAN
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
AVAILABLE FOR OPTION GRANTS UNDER THE PLAN

Our 2007 Equity Incentive Plan was amended by our Board of Directors on April 18, 2008 to increase the number of shares of common stock available for grants under the plan from 1,000,000 to 1,500,000, subject to the approval of our stockholders. We believe that we have been successful in the past in attracting and retaining qualified employees, officers and directors in part because of our ability to offer such persons options to purchase common stock and other equity awards and the increase is necessary for us to continue to attract and retain qualified employees, officers and directors.

For a description of the 2007 Equity Incentive Plan and the securities that may be granted thereunder, including the tax status of awards thereunder, see the section of this Proxy Statement entitled “Employee Benefit Plans–2007 Equity Incentive Plan”.

At April 18, 2008, in addition to our chief executive officer and our deputy chairman and chief operating officer, there were approximately 146 of our employees (including 6 officers) as well as approximately 19 non-employee directors and consultants participating or eligible to participate in the Plan.

Assuming approval of this proposed amendment to the Plan and after giving effect thereto, as of the record date, approximately 893,500 shares would be available for future grants under the Plan. No determinations have been made regarding the persons to whom grants will be made in the future under the Plan or the terms of such grants.

Stockholder Approval

The affirmative vote of the holders of a majority of the voting power of our shares of common stock that are present in person or by proxy at the meeting is required for approval of this amendment to the 2007 Equity Incentive Plan.

Our Board of Directors unanimously recommends a vote FOR approval of the amendment to the 2007 Equity Incentive Plan.

PROPOSAL THREE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm, as our independent auditor for 2008. We expect a representative of our independent auditors to attend the 2008 Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

The Board of Directors, based upon the recommendation of the Audit Committee, unanimously recommends a vote FOR the ratification of the appointment of Kost Forer Gabbay & Kasierer as the independent registered public accounting firm to serve as our auditors for 2008.

Professional Services Fees

Fees incurred by us for professional services, to us and our subsidiaries, provided by our independent auditors in each of the last two fiscal years, in each of the following categories are approximately as follows:

	2007	2006

Audit fees	$152,000	$127,000

Audit-related fees	156,000	87,000

Tax fees	22,000	57,000

All other fees	—	—

Total	$330,000	$271,000

Fees for audit services include fees associated with the audit of our annual consolidated financial statements, audit of our assessment of our internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services provided by our auditors in connection with statutory and regulatory filings or engagements, including review of documents filed with the SEC. Audit-related fees relate to assurance and related services by our auditors that are reasonably related to the performance of the audit or review of our financial statements. Tax fees included tax compliance and tax consultations.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the Company’s independent auditor. Accordingly, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Our Audit Committee has determined that the provision of the above services is compatible with maintaining our auditor’s independence.

ANNUAL REPORT

Our 2007 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. We will provide without charge to each of our stockholders, upon the written request of any such stockholders, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, exclusive of exhibits. Written requests for such Form 10-K should be sent to Howard Weingrow, Deputy Chairman and Chief Operating Officer, Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we expect that a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to our address or telephone number below, a separate copy of the proxy materials and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Direct your written request to us at Medis Technologies Ltd., 805 Third Avenue, New York, 10022; Attention: Secretary, or contact us at (212) 935−8484.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

2009 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for our 2009 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, they must be received by us at the below address not later than February 17, 2009.

In addition, our By-laws contain certain notice and procedural requirements applicable to director nominations by stockholders and stockholder proposals, irrespective of whether the proposal is to be included in our proxy materials. If a stockholder commences his or her own proxy solicitation for the 2009 annual meeting of stockholders or seeks to nominate a candidate for election or proposes business for consideration at such meeting, we must receive written notice of such proposal or nomination no later than 60 days or no earlier than 90 days before July 17, 2009 (the 1-year anniversary of our 2008 Annual Meeting of Stockholders) (provided, however, that in the event that the date of the 2009 annual meeting of stockholders is more than 30 days before or after July 17, 2009, the notice must be delivered to us no earlier than 90 days prior to the 2009 annual meeting of stockholders and no later than the later of (i) 60 days before the 2009 annual meeting of stockholders or (ii) 10 days following the earlier of the day the 2009 annual meeting of stockholders is first announced by us or notice of such meeting is mailed). If the notice is not received by such date, it will be considered untimely under our By-laws. All notices must comply with the requirements of our By-laws.

Proposals and notices should be directed to the attention of Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; Attention: Secretary.

MEDIS TECHNOLOGIES LTD.

2008 ANNUAL MEETING OF STOCKHOLDERS

July 17, 2008

This Proxy is Solicited on Behalf of Medis Technologies Ltd.

The undersigned hereby appoints Robert K. Lifton and Howard Weingrow as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to vote all shares of common stock of Medis Technologies Ltd. (the "Company") held of record by the undersigned at the 2008 Annual Meeting of Stockholders of the Company, to be held at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, 10020, on Thursday, July 17, 2008 at 10:00 a.m., local time, or any adjournment or postponement thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE

(Continued and to be Completed on Reverse Side)

☒	Please mark your votes as indicated in this example

1.	Election of Directors
The nominees for the Board of Directors are: Robert K. Lifton, Howard Weingrow, Jacob S. Weiss, Amos Eiran, Zeev Nahmoni, Jacob E. Goldman, Philip Weisser, Mitchell H. Freeman, Steve M. Barnett and Daniel A. Luchansky

	FOR All Nominees ☐	WITHHELD From All Nominees ☐

(To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

Exceptions:

2.	To amend the Company’s 2007 Equity Incentive Plan to increase the number of shares of common stock available for grant thereunder from 1,000,000 to 1,500,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the selection of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ended December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting.

Yes, I plan to attend the 2008 Annual Stockholders Meeting    ☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:_____________________________, 2008

_________________________________________
Signature

_________________________________________
Signature

PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.